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                                                                      EXHIBIT 99


OTHER FINANCIAL INFORMATION - EXHIBIT 99

(UNAUDITED)

BUSINESS SEGMENT INFORMATION

(IN THOUSANDS OF DOLLARS)



                                                  QUARTER ENDED         THREE QUARTERS ENDED      FOUR QUARTERS ENDED
                                               ---------------------    --------------------     ---------------------
                                               SEPT. 29     SEPT. 24    SEPT. 29    SEPT. 24     SEPT. 29     SEPT. 24
                                                 1996         1995        1996        1995         1996         1995
                                               --------     --------    --------    --------     --------     --------
OPERATING REVENUE
 Newspapers .................................  $576,888     $515,975   $1,743,225  $1,618,834  $2,374,573    $2,203,223
 Business Information Services  .............    76,908      122,019      325,214     381,214     445,652       510,760
                                               --------     --------   ----------  ----------  ----------    ----------
                                               $653,796     $637,994   $2,068,439  $2,000,048  $2,820,225    $2,713,983
                                               ========     ========   ==========  ==========  ==========    ==========

OPERATING INCOME
 Newspapers .................................  $ 85,871     $ 29,309   $  236,614  $  201,774  $  315,986    $  303,256
 Business Information Services  .............    (2,334)       3,643          442      13,399        (935)       17,547
 Corporate  .................................   (11,923)     (13,871)     (34,380)    (40,371)    (46,893)      (50,113)
                                               --------     --------   ----------  ----------  ----------    ----------
                                               $ 71,614     $ 19,081   $  202,676  $  174,802  $  268,158    $  270,690
                                               ========     ========   ==========  ==========  ==========    ==========

DEPRECIATION AND AMORTIZATION
 Newspapers .................................  $ 28,454     $ 23,331   $   85,021  $   70,805  $  110,267    $   94,509
 Business Information Services  .............    10,397       13,351       37,628      39,551      50,948        53,018
 Corporate  .................................     1,139          636        3,045       1,722       4,013         2,089
                                               --------     --------   ----------  ----------  ----------    ----------
                                               $ 39,990     $ 37,318   $  125,694  $  112,078  $  165,228    $  149,616
                                               ========     ========   ==========  ==========  ==========    ==========

KNIGHT-RIDDER SHARE TRADING*

                1996 Third Quarter                                1995 Third Quarter

Volume Per Day     High      Low      Close       Volume Per Day    High       Low        Close
   178,075          38     32 7/16    36 1/2          79,938       29 9/16    27 5/8     29 1/4


*Restated to reflect 2-for-1 stock split effected July 31, 1996.






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